UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 6, 2005

Chiquita Brands International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	1-1550	04-1923360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 East Fifth Street, Cincinnati, Ohio		45202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	513-784-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On April 6, 2005, the Compensation & Organization Development Committee (the "Committee") of the Company’s Board of Directors adopted certain provisions under its severance pay plan for U.S. employees that apply to the seven executive officers of the Company reporting directly to the Chief Executive Officer, including Robert F. Kistinger, President and Chief Operating Officer, Chiquita Fresh Group, Robert W. Olson, Senior Vice President, General Counsel and Secretary, John W. Braukman III, Senior Vice President and Chief Financial Officer, Manuel Rodriguez, Senior Vice President, Government and International Affairs and Corporate Responsibility Officer and Waheed Zaman, Vice President and Chief Information Officer. Under these provisions, any such executive officer whose employment is terminated involuntarily for reasons other than "cause" (as defined), death or disability, or by the executive for "good reason" (as defined), after the first anniversary of the executive officer’s hire date will be eligible to receive the following: a lump sum severance payment equal to the sum of the executive officer’s current annual base salary and annual bonus target; pro rata bonus based on the bonus target, payable when bonuses are normally paid; and twelve months of continuation of health care benefits. In addition, vesting of restricted shares awarded under the Company’s Long-Term Incentive Plan ("LTIP") will be accelerated; the executive will be given one year of additional vesting with respect to stock options and non-LTIP restricted stock; and, if permissible under the Internal Revenue Code, vested stock options would remain exercisable for one year following termination (but no later than the options’ expiration date). As a condition of receiving the benefits, the affected executive must agree to confidentiality, non-solicitation and non-competition obligations.

Also on April 6, 2005, the Committee authorized Change in Control Severance Agreements (the "CIC Agreements") with the same seven executive officers of the Company (including the executive officers named above) which entitle them to certain benefits in the event that they are involuntarily terminated without "cause" or resign for "good reason" within two years after a "Change in Control" (as each such term is defined in the Agreement) that occurs prior to the third anniversary of the date of the Agreement. The CIC Agreements are intended to replace similar agreements that expired on December 31, 2004. Under each CIC Agreement, the executive officer will be entitled to the following, in lieu of any other severance benefit to which the executive would otherwise be entitled: a lump sum severance payment equal to two times the sum of the executive’s annual salary and annual bonus target; a pro rata bonus equal to the greater of the target bonus for the year of termination and the target bonus in effect during the year in which the Change in Control occurs; two years’ continuation of medical and other benefits, subject to forfeiture if the executive’s subsequent employer offers such benefits; an extension of the exercise period for exercise of vested employee stock options until the first anniversary of termination (if permissible under the Internal Revenue Code); vesting of all 401(k) Plan employer contributions and all accrued basic and incremental Capital Appreciation Plan employer contributions; outplacement services in accordance with Company policy; payment of reasonable legal fees incurred in connection with enforcement of the Agreement or any tax or audit proceeding relating to any "golden parachute" tax; and reimbursement for relocation expenses in accordance with Company policy for any executive on temporary assignment abroad. If the payments and benefits received by the executive officer in connection with his or her employment are subject to the excise tax imposed by the Internal Revenue Code on "excess parachute payments," the executive officer generally will be entitled to a "gross-up" payment such that his or her net payments after all taxes are equal to the payments that otherwise would be received. Receipt of payments and benefits under the CIC Agreements is subject to execution by the affected executive of a customary release and an agreement containing confidentiality, non-solicitation and non-competition obligations.

The foregoing severance pay plan provisions and CIC Agreements do not apply to Fernando Aguirre, the Company’s Chairman, President and Chief Executive Officer, whose rights and obligations in the event of his termination of employment are contained in his employment agreement dated January 12, 2004 (filed with a Current Report on Form 8-K on January 14, 2004).

Also on April 6, 2005, the Committee authorized the payment to Mr. Aguirre of $19,440, representing taxes borne by him as a result of the reimbursement of legal fees and expenses incurred in connection with negotiation and execution of his employment agreement. The employment agreement provided for such reimbursement of legal fees and expenses.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chiquita Brands International, Inc.

April 12, 2005	By:	/s/ Robert W. Olson

Name: Robert W. Olson
Title: Senior Vice President, General Counsel and Secretary